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Exhibit 10.58

[Letterhead of Pfizer]

March 23, 2004

Alan R. Proctor, Ph.D.
Vice President, PGRD
Head of Strategic Alliances

Immunicon Corporation
Avijit Roy, PhD
Director of Business Development
3401 Masons Mill Road, Suite 100
Huntington Valley, PA    19806-3574

Re:
Amendment of Agreement between Pfizer Inc. and Immunicon Corporation

Dear Dr. Roy:

We wish to amend the agreement between Pfizer Inc. and its Affiliates ("Pfizer") and Immunicon Corporation, a Delaware corporation with a business address of 3401 Mason Mill Road, Suite 100, Huntington Valley, PA 19006, ("Immunicon") executed on February 10, 2003 with a termination date of February 10, 2004 by a one year extension of the term of the agreement. The new termination date will be February 10, 2005 Immunicon acknowledges that the funds already provided by Pfizer are ample to cover the direct and indirect costs of the work to be undertaken during the extended period.

All other terms and conditions of the 2003 Agreement shall remain in full force and effect for the remainder of the term.

If you are in agreement with this the foregoing, please execute this letter in the space provided below and return it to Dr. Dana D. Hendricks.

Pfizer Inc. /s/ Alan R. Proctor, Ph.D. Alan R. Proctor Vice President, Strategic Alliances
Immunicon Corporation By: /s/ James L Wilcox Name: James L. Wilcox Title: Chief Counsel & Secretary Date: April 1, 2004

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  Exhibit 10.58